EXHIBIT 99.1

Oil States Secures Kearl Accommodations Contract

HOUSTON and EDMONTON, Alberta, Dec. 15, 2009 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) announced today that a subsidiary of Oil States' Canadian accommodations company, PTI Group Inc. ("PTI"), was awarded a three-year contract by Imperial Oil Ltd. ("IOL" or "Imperial") to provide accommodations in support of Phase I of the Kearl oil sands development. In connection with the contract, PTI will expand its existing Wapasu Creek Lodge to provide accommodations for up to 4,500 of IOL's employees and contractors involved in the initial construction efforts for the Kearl project. The initial three year contract term commences April 1, 2010 and extends through March 31, 2013. IOL has the option to extend the contract for further phases of the Kearl development. The contract will provide employment to over 500 catering, housekeeping and maintenance staff with a focus on Aboriginal and local hiring.

The PTI Wapasu Creek Lodge, located Northeast of Fort McMurray, Alberta, is in the heart of the oil sands developments. This lodge currently houses approximately 2,900 rooms and will be expanded to slightly more than 5,000 rooms to support the Kearl contract.

Oil States will begin its Wapasu Creek Lodge expansion in the fourth quarter of 2009. Additional capital expenditures will be necessary to expand the Wapasu Creek Lodge in 2010 to satisfy IOL's ultimate accommodations needs. In total, Oil States estimates that the IOL contract will generate approximately US$460 million of revenues over the first three years of the contract.

"This contract is very strategic for Oil States," stated Cindy B. Taylor, Oil States' President and Chief Executive Officer. "We are extremely pleased that IOL has chosen PTI as its accommodations provider for Phase I of the Kearl project. Our first-class Wapasu Creek Lodge is strategically located in the region to meet our customers' needs in the northeastern region of the Athabasca oil sands. We are excited about the opportunity to expand our operations with Imperial in the region."

Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2008 filed by Oil States with the SEC on February 20, 2009.

CONTACT:  Oil States International, Inc.
          Bradley J. Dodson
          713-652-0582